Exhibit 10(xxix)

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

AND

STATE OF OHIO

DEPARTMENT OF COMMERCE

DIVISION OF FINANCIAL INSTITUTIONS

In the Matter of	CONSENT ORDER

ADVANTAGE BANK CAMBRIDGE, OHIO	FDIC-11-544b

(STATE CHARTERED INSURED NONMEMBER BANK)

Advantage Bank, Cambridge, Ohio, (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law, rule, or regulation alleged to have been committed by the Bank, and of its right to a hearing on the charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and under sections 1121.32 and 1121.38 of the Ohio Revised Code regarding hearings before the Division of Financial Institutions for the State of Ohio (“Division”), and having waived those rights, by and through its duly elected and acting Board of Directors (“Board”) entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER (“STIPULATION”) with representatives of the Federal Deposit Insurance

Corporation (“FDIC”) and the Division, dated February 1, 2012, whereby, solely for the purpose of this proceeding and without admitting or denying the charges of unsafe or unsound banking practices and violations of law, rule, or regulation relating to weaknesses in capital, asset quality, management, earnings, liquidity, and sensitivity to interest rate risk, the Bank consented to the issuance of a CONSENT ORDER (“ORDER”) by the FDIC and the Division.

The FDIC and the Division considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and violations of law, rule, or regulation. The FDIC and the Division, therefore, accepted the STIPULATION and issued the following:

Having also determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and Ohio Rev. Code§ 1121.32, the FDIC and the Division HEREBY ORDER the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), regulated persons, as that term is defined in Ohio Revised Code section 1121.01, and its successors and assigns, take affirmative actions as follows:

MANAGEMENT

1. (a) During the life of this ORDER, the Bank shall have and retain qualified management. Management shall be provided the necessary written authority to implement the provisions of this ORDER. The qualifications of management shall be assessed on its ability to:

(i)	Comply with the requirements of this ORDER;

(ii)	Operate the Bank in a safe and sound manner;

(iii)	Comply with applicable laws, rules, and regulations; and

(iv)	Restore all aspects of the Bank to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk.

(b) During the life of this ORDER, prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall request and obtain the FDIC Regional Director’s and Division’s written approval. For purposes of this ORDER, “senior executive officer” is defined as in section 32 of the Act (“section 32”), 12 U.S.C. § 1831(i), and section 303.10l(b) of the FDIC Rules and Regulations, 12 C.F.R. § 303.10l(b).

BOARD PARTICIPATION

2. (a) As of the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of Banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; the adequacy of the Bank’s ALLL; concentrations of credit; investment activity; liquidity; asset/liability management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews, including management’s responses; and compliance with this ORDER. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 180 days from this Order, the Bank shall increase its Board by the addition of two (2) independent directors, who have past financial industry experience. Potential Board member names shall be submitted for approval to both the Regional Director and the Division.

(c) Within 30 days from the effective date of this ORDER, the Bank’s Board shall have in place a program that will provide for monitoring of the Bank’s compliance with this ORDER.

CAPITAL

3. (a) By March 31, 2012, the Bank, after establishing an appropriate Allowance for Loan and Lease Losses, shall increase and maintain its Tier 1 Leverage Capital ratio equal to or greater than 9.00 percent (9%) of the Bank’s Average Total Assets. The bank shall also increase and maintain its Total Risk-Based Capital ratio equal to or greater than 12.00 percent (12%) of the Bank’s Total Risk-Weighted Assets. For purposes of this ORDER, Tier 1 capital, qualifying total capital, total assets, and risk-weighted assets shall be calculated in accordance with Part 325 of the FDIC Rules and Regulations (“Part 325”), 12 C.F.R. Part 325. If any such capital ratios are less than the percentages required by this ORDER, as determined as of the date of any Report of Condition and Income or at an examination or visitation by the FDIC or the Division, the Bank shall, within 30 days, restore the Bank’s Tier 1 Leverage Capital and Total Risk-Based Capital ratios to the minimums prescribed by this ORDER.

(b) Within 60 days of the effective date of this ORDER, the bank shall develop and submit a capital plan to ensure compliance with Paragraph 3(a) to the Regional Director and the Division for review and comment. Within 30 days of receipt of any comments from the Regional Director or the Division the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the plan. The Bank’s Capital Plan must include a contingency plan (“Contingency Plan”). The Bank shall be required to implement the Contingency Plan only upon written notice from the Regional Director and the Division, and shall include a plan to sell or merge the Bank in the event that the Bank:

(i)	Fails to maintain the minimum capital ratios required by the Order;

(ii)	Fails to submit an acceptable Capital Plan; or

(iii)	Fails to implement or adhere to a Capital Plan to which no written objection was provided by the Regional Director and the Division. Said Contingency Plan shall include a plan to sell or merge the Bank.

(c) Any increase in Tier 1 capital may be accomplished by the following:

(i)	The sale of common stock and noncumulative perpetual or preferred stock constituting Tier 1 capital under Part 325; or

(ii)	The elimination of all or part of the assets classified as “Loss” as of June 30, 2011 without loss or liability to the Bank, provided any such collection on a partially charged-off asset shall first be applied to that portion of the asset which was not charged off pursuant to this ORDER; or

(iii)	The collection in cash of assets previously charged off; or

(iv)	The direct contribution of cash by the directors or the shareholders of the Bank; or

(v)	Any other means acceptable to the Regional Director and the Division; or

(vi)	Any combination of the above means.

(d) If, while this ORDER is in effect, the Bank increases capital by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in favor of said plan. Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank’s existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the materials used in the sale of the securities shall be submitted to the FDIC Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 and to the Ohio Department of Commerce, Division of Financial Institutions, 77 South High Street, 21st Floor, Columbus, Ohio 43215-6120, for their review. Any changes requested to be made in the materials by the FDIC or the Division shall be made prior to their dissemination.

(e) In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of Bank securities written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 calendar days of the date any material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber of the Bank’s original offering materials.

CONCENTRATIONS OF CREDIT

4. (a) Within 30 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Division for review and comment a written plan to reduce each concentration identified in the March 28, 2011 Joint Report of Examination (“Joint Report”). Within 30 days of receipt of any comments from the Regional Director or the Division, the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the plan. The plan shall outline, at a minimum:

(i)	Dollar levels to which the Bank shall reduce each concentration for 12 and 24 month intervals and the methods by which the target levels will be attained;

(ii)	Effective risk management practices and measures as outlined in regulatory guidance to manage concentration risks. These practices need to include portfolio stress testing and incorporate these results into a comprehensive capital analysis; and

(iii)	Provisions for the submission of monthly written progress reports to the Bank’s board of directors for review and notation in minutes of the Bank’s Board meetings.

(b) Such plan shall also prohibit any new commitments that would create new concentrations defined as 100% or more of Tier 1 Capital for one industry, product line, or type of collateral.

(c) In addition, the plan shall be updated to include any concentrations identified by the FDIC or the Division in any subsequent visitation or examination.

(d) Within 180 days from the effective date of this ORDER, the Bank shall reduce its commercial real estate concentration of credit to less than 300% of Total Risk Based Capital. While this Order is in effect, the level of commercial real estate to Total Risk Based Capital shall not exceed 300%, with a sub limitation of 150% of Total Risk Based Capital for Non-Owner Occupied Multifamily Loans.

DIVIDEND RESTRICTION

5. As of the effective date of this ORDER, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Division.

PROHIBITION OF ADDITIONAL LOANS TO CLASSIFIED BORROWERS

6. (a) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extensions of credit (including any portion thereof) that has been charged off the books of the Bank or classified “Loss” in the Joint Report or any subsequent visitation or examination, so long as such credit remains uncollected.

(b) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other credit has been classified “Substandard”, “Doubtful”, or is listed for “Special Mention” in the Joint Report or any subsequent visitation or examination, and is uncollected unless the Bank’s Board has adopted, prior to such extension of credit, a detailed written statement giving the reasons why such extension of credit is in the best interest of the Bank. A copy of the statement shall be signed by each Director with their approval or disapproval noted thereon, and incorporated into the minutes of the applicable Board meeting. A copy of the statement shall be placed in the appropriate loan file.

REDUCTION OF CLASSIFIED ASSETS

7. (a) The Bank shall adhere to its written plan to reduce the Bank’s risk position in each asset in excess of $250,000 which is delinquent or classified “Substandard” or “Doubtful” in the Joint Report, subsequent reports of examination, external loan review, or by management in the internal loan review process.

(b) While this ORDER is in effect, the Bank shall update the Classified Asset Plan to reflect any assets subsequently classified as Doubtful or Substandard by the Bank internally or by the FDIC or the Division in any subsequent visitation or examination. Such plan shall include, but not be limited to, the following:

(i)	A schedule, completed on a quarterly basis, illustrating portfolio risk targets and showing the expected consolidated balance of all adversely classified assets, and the ratio of the consolidated balance to the Bank’s projected Tier 1 Capital plus Allowance for Loan and Lease Losses;

(ii)	Dollar levels to which the Bank will strive to reduce individual lending relationships on a quarterly basis; and

(iii)	Provisions for the submission of monthly written progress reports to the Bank’s Board for review and notation in the Board’s meeting minutes.

LOSS CHARGE-OFF

8. As of the effective date of this Order the Bank shall charge off from its books and records any assets classified “Loss” in the Joint Report or any subsequent visitation or examination.

LIQUIDITY PLAN

9. (a) Within 60 days after the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Division for review and comment a written plan addressing liquidity risk management. Within thirty (30) days of receipt of any comments from the Regional Director or the Division, the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the plan. Annually thereafter, while this ORDER is in effect, the Bank shall review this plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedure and maintain adequate liquidity relative to the condition of the institution. The initial plan shall include, at a minimum, provisions:

(i)	Establishing minimum liquid assets, consisting of cash, due from balances, and unpledged available for-sale securities totals to 5% percent of total deposits;

(ii)	Establishing minimum available liquidity, consisting of cash, due from balances, and unpledged available-for-sale securities, plus unused available formal borrowing lines, to 15% percent of total deposits;

(iii)	Limiting the Bank’s ratio of total loans to total assets to not more than 80 percent;

(iv)	Identifying and limiting the use of potentially volatile funds;

(v)	Establishing adequate contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs;

INTEREST RATE RISK

10. (a) Within 60 days after the effective date of the ORDER, the Bank shall develop and submit to the Regional Director and Division interest rate risk (“IRR”) procedures for managing the Bank’s sensitivity to interest rate risk. The procedures shall comply with the Joint Agency Statement of Policy on Interest Rate Risk (June 26, 1996), the Joint Supervisory Statement on Investment Securities and End-User Derivative Activities (April 23, 1998), and the Advisory on IRR Management (January 6, 2010). The Bank’s IRR procedures shall include, at a minimum:

(i)	An appropriate system for identifying and measuring IRR; and

(ii)	A system of internal controls, review, and audit to ensure the integrity of the overall risk management process.

(b) Within thirty (30) days of receipt of any comments from the Regional Director or the Division, the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the policy.

AFFILIATE RELATIONSHIPS

11. (a) Within 90 days after the effective date of this ORDER, the Bank shall develop and submit a written policy to the Regional Director and Division, to govern the relationship between the Bank and its holding company, including extensions of credit thereto, and shall limit the payment of any management, consulting, or other fees or funds of any nature, directly or indirectly, to or for the benefit of the Bank’s holding company to only those fees or funds paid in connection with services performed by the Bank’s holding company on behalf of or for the benefit of the Bank.

(b) Within thirty (30) days of receipt of any comments from the Regional Director or the Division, the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the policy.

CORRECTION OF VIOLATIONS

12. Within 60 days after the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation and address the contraventions of policy noted in the Joint Report or any subsequent visitation or examination and implement procedures to ensure future compliance with all applicable laws, regulations, and policy statement.

RISK MANAGEMENT PROGRAMS

13. (a) Within 90 days from the effective date of this ORDER, the Bank shall submit to the Regional Director and the Division a written plan to strengthen and improve management of the overall risk exposures of the Bank. The plan shall, at a minimum, address:

(i)	Enhanced policies and procedures designed to identify, assess, manage, and monitor risk exposures, including but not limited to the areas of credit, liquidity, market, and operational risks;

(ii)	Measures to strengthen Board and senior management oversight of risk management policies and procedures; improved measurement and monitoring of risk exposure to changes in operational activities and business functions, including new services and products, as well as market conditions;

(iii)	Enhanced policies and procedures for loan modifications, improved appraisal review function and improvements in the quality and timeliness of loan reviews; and

(iv)	Management information systems and reporting procedures designed to ensure that managers, directors, and committees receive timely and accurate reports necessary to effectively manage risks, monitor compliance with laws, rules and regulations, and correct any weaknesses.

(b) Within 30 days from the receipt of any written comments from the Regional Director or the Division, and after adoption of any recommended changes, the Board shall approve the written plan, which approval shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement and follow the written plan.

STRATEGIC PLAN

14. (a) Within 90 days from the effective date of this ORDER, the Bank shall formulate a realistic, comprehensive written strategic plan. The plan required by this paragraph shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components. The written strategic plan shall address, at a minimum:

(i)	Strategies for pricing policies and asset/liability management; and

(ii)	Financial goals, including pro forma statements for asset growth, capital adequacy, and earnings.

(b) Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the strategic plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

(c) The strategic plan required by this ORDER shall be revised 30 days prior to the end of each calendar year during which this ORDER is in effect. Thereafter the Bank shall approve the revised plan, which approval shall be recorded in the minutes of a Board meeting, and the Bank shall implement and adhere to the revised plan.

(d) While this ORDER is in effect, the Bank shall not enter into any new line of business without the prior written consent of the Regional Director and the Division.

(e) The plan and revisions thereto required by this paragraph shall be submitted to the Regional Director and the Division for review and comment. Within 30 days of receipt of any comments from the Regional Director or the Division the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the plan.

ALLOWANCE FOR LOAN AND LEASE LOSSES

15. (a) Within thirty (30) days from the effective date of this ORDER, the Board shall ensure the establishment of a comprehensive policy and methodology for determining the adequacy of the ALLL. The Bank shall address ALLL methodology deficiencies identified in the Joint Report within the policy.

The policy shall provide for a review of the ALLL at least once each calendar quarter and be completed at least 10 days prior to the end of each quarter in order that the results of the review conducted by the board may be properly reported in the quarterly Reports of Condition and Income. Such reviews shall, at a minimum, ensure compliance with the following:

(i)	The Federal Financial Institutions Examination Council’s Instructions for the Reports of Condition and Income;

(ii)	The Interagency Statement of Policy on the Allowance for Loan and Lease Losses; applicable accounting guidance, including Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Subtopic 450-10 and FASB ASC Subtopic 310-10 (which now supersede prior FAS 5 and 114 guidelines; and

(iii)	Other applicable regulatory guidance that addresses the adequacy of the Bank’s allowance.

PROFIT PLAN AND BUDGET

16. (a) Within 90 days from the effective date of this ORDER, the Bank shall formulate a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar years 2012 and 2013. The plans required by this paragraph shall focus on earnings improvement and shall contain formal goals and strategies, consistent with sound banking practices, to reduce discretionary expenses and to improve the Bank’s overall earnings, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b) The written profit plan shall address, at a minimum:

(i)	Realistic and comprehensive budgets; (ii) A budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;

(iii)	Identification of major areas in, and means by which, earnings will be improved; and

(iv)	A description of the operating assumptions that form the basis for and adequately support major projected income and expense components.

(c) Within 45 days from the end of each calendar quarter following completion of the profit plans and budgets required by this paragraph, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.

(d) A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be completed at least 30 days prior to the beginning of the applicable calendar year.

(e) The plans and budgets required by this paragraph shall be submitted to the Regional Director and the Division for review and comment. Within 30 days of receipt of any comments from the Regional Director or the Division the Bank shall incorporate any changes required by the Regional Director or the Division and thereafter adopt, implement, and adhere to the plan and budget.

REPORTS OF CONDITION AND INCOME

17. Within 90 days after the effective date of this ORDER, the Bank shall review Consolidated Reports of Condition and Income filed with the FDIC on or after December 31, 2010 and amend said reports if necessary to accurately reflect all financial aspects of the Bank, including the ALLL and provisions for loan and lease losses, as of the date of each such report. Reports filed after the effective date of this ORDER shall also accurately reflect the financial condition of the Bank as of the reporting date.

COMPENSATION OF OFFICERS

18. (a) Within 60 days after the effective date of this ORDER, the Board shall review and assess the structure of the Officer Incentive Plan and address criticisms in the Joint Report. Specifically, the corporate goals and performance objectives must be evaluated for appropriateness and revised accordingly. The focus for incentive compensation should be on the effectiveness of corrective actions that restores the bank to a safe and sound condition. The 2011 Officer Incentive Plan, and those of subsequent years, must be reviewed to ensure corporate goals are prudent and bonuses paid do not negatively impact the condition of the institution.

(b) The board’s review, assessment and approval of the plan, shall be recorded in the minutes of the board of directors’ meeting.

INFORMATION TECHNOLOGY

19. (a) Within 60 days from the effective date of this ORDER, the Bank shall prepare and present for Board approval a strategic plan for information technology (“IT”) that is consistent with the Bank’s overall strategic plan and provides guidance for decision-making in the IT area, including, but not limited to, considerations for IT staffing, project management, and technology investment.

(b) Within 120 days from the effective date of this ORDER, the Bank shall develop a written business continuity plan (“BCP”), incorporating the guidance provided in the Federal Financial Institutions Examination Council’s IT Examination Handbook, Business Continuity Booklet. The Bank shall submit the BCP to the Regional Director for review and comment. Within 30 days from the receipt of any such comments from the Regional Director and after due consideration of any recommended changes, the Bank shall approve the BCP, which approval shall be recorded in the minutes of the meeting of the Board of Directors. The Bank shall thereafter implement the BCP and test the BCP at least annually. Results of the tests shall be reported to the Board of Directors and shall be noted in the minutes of the meeting of the Board of Directors.

NOTIFICATION TO SHAREHOLDER

20. Following the effective date of this ORDER, the Bank shall send to its shareholder a copy of this ORDER: (1) in conjunction with the Bank’s next shareholder communication; or (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting.

PROGRESS REPORTS

21. Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Division written progress reports signed by each member of the Bank’s Board, detailing the actions taken to secure compliance with the ORDER and the results thereof.

This ORDER shall be effective upon its issuance by the FDIC and the Division.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision has been modified, terminated, suspended, or set aside by the FDIC and the Division.

Pursuant to delegated authority.

Dated: February 9, 2012.

Federal Deposit Insurance	State of Ohio
Corporation	Division of Financial Institutions

M. Anthony Lowe Regional Director Chicago Regional Office	Charles J. Dolezal Superintendent

and

Kevin R. Allard Deputy Superintendent

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